EXHIBIT 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into, and is effective for all purposes as of, the Effective Date (as defined below) by and among WCRT Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), West Coast Realty Trust, Inc., a Maryland corporation (the “Company”), and Jeffrey B. Berger (the “Executive”).

RECITALS:

WHEREAS, the Executive has heretofore been appointed as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company, the Partnership and the Executive now desire to enter into this Agreement to memorialize the terms and conditions under which the Executive shall hereinafter serve as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, and intending to be legally bound, the parties hereto agree as follows:

1.           Certain Definitions. The following capitalized terms shall have the following meanings. All other capitalized terms used herein shall have the meanings set forth in this Agreement.

(a)          “Board” means the Company’s Board of Directors or any designated committee thereof.

(b)          “Cause”: For purposes of this Agreement, the Partnership or the Company shall have “Cause” to terminate the Executive’s employment hereunder for any of the following actions: (i) the Executive causing material harm to the Company or the Partnership through (A) a material breach by the Executive of the terms and provisions of this Agreement (including, without limitation, Section 4 hereof) or (B) the commission by Executive of an act or acts of gross negligence, dishonesty, fraud or willful malfeasance in the performance of his duties hereunder, (ii) the conviction of the Executive of any felony, or (iii) the Executive’s willful failure to perform his material duties under this Agreement (other than a failure due to disability) after thirty (30) day written notice specifying the failure, during which period the Executive shall have the opportunity to cure such failure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

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(c)          “Change of Control” shall mean: (i) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Partnership of more than fifty percent (50%) of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Partnership; or (C) the acquisition of securities of the Company or the Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of thirty-five percent (35%) percent or more of the number shares of Common Stock (treating any Partnership Units acquired by such purchaser or purchasers as if they had been converted to shares of Common Stock) that would be outstanding if all of the Partnership Units were converted into shares of Common Stock; (D) a merger involving the Company if, immediately following the merger, the holders of the outstanding shares of Common Stock immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or (E) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(d)          “Common Stock” means the shares of common stock, par value $0.01 per share.

(e)          “Contract Year” shall be a calendar year.

(f)          “Disability” shall mean the absence of the Executive from the Executive’s duties to the Partnership and/or the Company on a for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Partnership or the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(g)          “Effective Date” means the closing date of the Company’s initial public offering pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(h)          “Good Reason”: The Executive shall have Good Reason to resign from employment upon the occurrence of any of the following events:

(i)          any material adverse change in the Executive’s job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent, including no longer solely reporting directly to the Board;

(ii)         if the principal duties of the Executive are required to be performed at a location other than Sacramento, California without his consent;

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(iii)        a material breach of this Agreement by the Partnership or Company, including without limitation, the failure to pay compensation or benefits when due hereunder; or

(iv)        if the Executive is removed, or is not re-elected, as a Director of the Company.

The Executive must provide to the Company written notice of his resignation within ten (10) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice (the “Cure Period”) in which to cure such event or events. If the Company does not cure the event or events constituting the basis for Good Reason by the end of the Cure Period, the Executive may resign from employment within seven (7) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section 1(h) shall not constitute termination for Good Reason.

(i)          “Partnership Units” means the units of limited partnership interest (or other equity interests) of the Partnership.

(j)          “Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

2.           Employment.

(a)          The Partnership and the Company shall continue to employ the Executive and the Executive shall remain in the employ of the Partnership and the Company during the Contract Term (as defined below) in the positions set forth in Section 3 and upon the other terms and conditions herein provided unless the Executive’s employment is terminated earlier as provided in Section 7 hereof.

(b)          The term of this Agreement shall begin on the Effective Date and shall end on the three (3) year anniversary of the Effective Date (the “Initial Term”) and, after the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and, collectively with all Renewal Terms and the Initial Term, the “Contract Term”), unless this Agreement is otherwise termination pursuant to the terms hereof.

3.           Position and Duties.

(a)          During the Contract Term, the Executive shall serve as:

(i)          the President and Chief Executive Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive’s position as the senior executive officer in charge of the general management, business and affairs of the Company and its properties (and the Partnership, through the Company’s capacity as general partner of the Partnership), and

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(ii)         if elected or appointed thereto, as a Director of the Company.

(b)          The Executive shall be required to spend no less than thirty-five percent (35%) of his business time on the business and affairs of the Company and the Partnership. Subject to Section 4, the Executive may spend the remainder of his business time on other business activities, including, without limitation, the activities of University Capital Management, Inc. (“UCM”).

4.           Right of First Offer; Confidential Information; Non-Solicitation; Non-Disparagement; and Return of Company Property.

(a)          Right of First Offer. Without in any manner limiting or modifying the fiduciary or similar duties of the Executive to the Company and the Partnership under applicable law, in consideration of the benefits to inure to the Executive hereunder, the Executive agrees that during the Restricted Period (as defined below), if the Executive or any affiliate of the Executive (each, an “Executive Affiliate”) obtains or otherwise becomes aware of an opportunity to develop, acquire and/or invest in (but not, for the avoidance of doubt, manage in a manner similar to UCM’s business) any real property or direct or indirect interests therein that qualifies as a Shopping Center (as defined below) located in the United States, then Executive will (and will cause each applicable Executive Affiliate to) first offer to the Company and the Partnership in writing (the “Offer”) the opportunity to acquire and/or invest in such Shopping Center prior to directly and/or indirectly proceeding with such opportunity for the account of the Executive or any Executive Affiliate. The Offer shall be in writing and shall describe in reasonable detail the Shopping Center (including its tenants and mortgage indebtedness) and the proposed transaction involving such Shopping Center (including the terms of any acquisition of the Shopping Center). The Company and the Partnership shall have a period of fifteen (15) days from the receipt of the Offer to elect whether they desire to accept the Offer and pursue the acquisition of the applicable Shopping Center. If the Company does not deliver an affirmative written decision to accept the Offer to the Executive within fifteen (15) days of the receipt of the Offer, the Executive or any Executive Affiliate shall be permitted to pursue such opportunity for their own accounts.

As used herein, the term “Shopping Center” means any necessity-based retail properties, including community and neighborhood shopping centers comprised of up to 250,000 square feet of space or any direct or indirect interests therein (including the interest in any entity that holds fee title to such Shopping Center).

As used herein, the term “Restricted Period” means: (i) any time during the Contract Term and (ii) for a period of one (1) year following the termination of this Agreement and the Executive’s association with the Company (the “Post-Termination Restricted Period”); provided, however, that solely for purposes of Section 4(a), the Post-Termination Restricted Period shall only be in effect if the Executive terminates this Agreement and/or his association with the Company other than for Good Reason.

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(b)          Confidential Information. The Executive acknowledges that he has had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, tenant rosters, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, tenants, prospects and assets of the Company, the Partnership and any subsidiary or holding entity (collectively, the “WCRT Entities”) that is unique, valuable and not generally known outside the WCRT Entities, and which was obtained from the WCRT Entities or which was learned as a result of the performance of services by the Executive on behalf of the WCRT Entities (“Confidential Information”). The Executive agrees that he will not, at any time, directly or indirectly, use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential and use such Confidential Information in the furtherance of the business of the WCRT Entities; provided, however, that this provision shall not prevent the Executive from using his general business skill and knowledge in any future employment to the extent such skill and knowledge is not specifically related to the business of the Confidential Information. The Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company’s request, without retaining any copies (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information. For purposes of this Agreement, “Executive Records” shall mean any written or electronic records of the Executive’s personal contacts.

(c)          Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, without the prior written consent of the Company or the Partnership, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the WCRT Entities.

(d)          Non-Solicitation of Business Partners. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any tenants, customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the WCRT Entities (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the WCRT Entities, or in any way intentionally interfere with the relationship between any such Business Partner and the WCRT Entities (regardless of who initiates the contact).

(e)          Non-Disparagement. From the Effective Date forward, the Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about any WCRT Entity (or any shareholder, member, director, manager or officer thereof). From the Effective Date forward, no WCRT Entity shall make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. “Disparaging” comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill or commercial interest thereof.

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(f)          Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the WCRT Entities or their personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain his Executive Records.

(g)          Remedies for Breach. The Executive acknowledges that a breach of this Section 4 would immediately and irreparably harm the WCRT Entities and that a remedy at law would be inadequate to compensate the WCRT Entities for their losses by reason of such breach and therefore that the Company and/or the Related Entities shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section 4, without the necessity of proving actual damages or posting bond, and the Executive hereby consents to the issuance of such injunction.

5.           Place of Employment. During his employment hereunder, the Executive shall be based at the Company’s principal executive offices located in Sacramento, California.

6.           Compensation and Related Matters. During the Executive’s employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a)          Annual Base Salary. The Executive’s annual base compensation (“Annual Base Salary”) shall be $100,000, payable in accordance with the Company’s prevailing payroll practices. The amount of Annual Base Salary payable to the Executive for each Contract Year thereafter shall be an amount determined by the Board in its discretion, but shall not be less than the Executive’s Annual Base Salary for the prior Contract Year unless the Executive consents to such a reduction. Notwithstanding the foregoing, Executive hereby waives payment of his Annual Base Salary until such time as the Company is able to pay its anticipated monthly dividend solely from funds generated from the Company’s cash from operations, as determined by the Board in its discretion.

(b)          Optional Bonus. The Executive shall also be eligible to receive a cash bonus for each Company fiscal year, which bonus shall be granted in the sole and absolute discretion of the Board (which may set performance goals by which the Executive may earn any such bonus).

(c)          Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Partnership or the Company to any of its employees (including, without limitation, the Company’s stock incentive or similar plans as may be approved by the Board, collectively, the “Benefits”), on terms at least as favorable as those on which any other employee of the Partnership or the Company shall participate; provided, however, that the Executive shall be entitled to six weeks of paid vacation during each Contract Year, exclusive of Partnership or Company holidays.

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(d)          Expenses. The Partnership and the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Partnership and the Company hereunder. Such expenses shall be reimbursable in accordance with prevailing policies of the Company and/or the Partnership upon submission of verifiable receipts.

7.           Termination. The Executive’s employment hereunder may be terminated prior to the end of the Contract Term by the Partnership, the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)          Death. This Agreement and the Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)          Disability. If the Disability of the Executive has occurred during the Contract Term, the Partnership or the Company, respectively, may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Partnership and the Company (including the rights to receive compensation and benefits, except as otherwise required by law) shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c)          Cause. The Partnership and the Company may terminate this Agreement the Executive’s employment hereunder for Cause.

(d)          Without Cause. The Partnership and the Company may terminate the Executive’s employment hereunder without Cause upon 30 days notice.

(e)          Good Reason. The Executive may resign from his employment for Good Reason.

(f)          Resignation with or without Good Reason. The Executive may resign his employment with or without Good Reason upon 30 days written notice to the Partnership and the Company.

(g)          Notice of Termination. Any termination of the Executive’s employment hereunder by the Partnership, the Company or the Executive (other than by reason of the Executive’s death) shall be communicated by a notice of termination to the other parties hereto. For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

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8.           Severance Benefits.

(a)          Termination without Cause or for Good Reason. Subject to Section 18, if prior to the expiration of the Contract Term the Executive’s employment is terminated: (i) by the Company and the Partnership other than for Cause or (ii) by the Executive for Good Reason (as defined above), the Executive shall be entitled to receive a lump sum cash payment specified herein (the “Severance Payment”), provided that (A) the Executive has executed and delivered to the Company (no later than the 30th day following the date on which his employment terminated) and has not revoked, a general release of the Company and its affiliates in a form reasonably satisfactory to the Company and (B) the Executive is in compliance with the requirements of Section 4. The Severance Payment shall be paid, less applicable taxes, on the thirtieth (30th) day following the date on which the Executive’s employment terminated (or such later date as may be required by Section 18). The Severance Payment shall be equal to 200% of the sum of the Executive’s Annual Base Salary for the Contract Year in which the termination occurs. In addition, subject to Section 18, the Partnership and the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Initial Term or Renewal Term (as the case may be).

(b)          Termination by Death or Disability. Subject to Section 18, upon the termination of the Executive’s employment by reason of his death or Disability, the Company shall pay to the Executive or his estate within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary that would have been due through the end of the then applicable Contract Year, less applicable taxes, and any vested and earned but unpaid awards under the Company’s stock incentive plans and other stock or incentive awards. This Section 8(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other Benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Partnership or the Company for the Executive’s benefit.

(c)          Termination for Cause or Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination (less applicable taxes) and any vested and earned but unpaid awards under the Company’s stock incentive plans and other stock or incentive awards. Such accrued compensation shall be paid in accordance with the Company’s ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

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(d)          Termination Upon Change of Control. Subject to Section 18, if prior to the expiration of the Contract Term the Executive’s employment is terminated within six months of the occurrence of a Change of Control: (i) by the Company and the Partnership other than for Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive a lump sum cash payment specified herein (the “Change of Control Payment”), provided that (A) the Executive has executed and delivered to the Company (no later than the 30th day following the date on which his employment terminated) and has not revoked, a general release of the Company and its affiliates in a form reasonably satisfactory to the Company and (B) the Executive is in compliance with the requirements of Section 4. The Change of Control Payment shall be paid, less applicable taxes, on the thirtieth (30th) day following the date on which the Executive’s employment terminated (or such later date as may be required by Section 18). The Change of Control Payment shall be equal to 299% of the sum of the Executive’s Annual Base Salary for the Contract Year in which the termination occurs. In addition, subject to Section 18, the Partnership and the Company shall continue to provide all Benefits to the Executive under this Agreement for each Contract Year through the end of the Initial Term or Renewal Term (as the case may be).

(e)          Survival. Neither the termination of the Executive’s employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration. The obligations of Section 4 shall, to the extent provided in Section 4, survive the termination or expiration of the Executive’s employment with the Company and the Partnership and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

9.           Arbitration. Except as provided for in Section 4(h), in the event that the Company or the Partnership or the Executive, his spouse or any other person claiming benefits on behalf of or through Executive, has a dispute or claim based upon this Agreement including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) in San Francisco, California. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The expenses of the arbitrator will be paid 50% by the Company or the Partnership and 50% by Executive, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may determine in their discretion as permitted by the AAA rules of arbitration. The parties agree that this arbitration provision does not apply to the right of the Executive to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency.

10.          Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.          Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

12.          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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13.          Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile transmission or certified or registered mail, postage prepaid, as follows:

If to the Company or the Partnership, to:

650 Howe Avenue, Suite 730

Sacramento, CA 95825

Tel: (916) 925-9278
Fax: (916) 925-6759

Attention: Richard P. Bernstein

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, NY 10028

Tel: (212) 370-1300
Fax: (212) 370-7889

Attention: Barry I. Grossman, Esq.

If to the Executive, to:

Jeffrey B. Berger

2443 Fair Oaks Boulevard, #368

Sacramento, CA 95825

Tel: (916) 929-5481
Fax: (916) 929-5472

or at any other address as any party shall have specified by notice in writing to the other parties.

14.          Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

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15.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Such counterparts may be delivered by fax or e-mail/.pdf transmission, such shall not impair the validity thereof.

16.         Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

17.         Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a disinterested officer or director of the Company (in its own capacity and as general partner of the Partnership). By an instrument in writing similarly executed, the Executive or the Company and the Partnership may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.         Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company and/or the Partnership determines that any compensation or benefits payable or provided under this Agreement (including the Severance Payment or the Change of Control Payment) may be subject to Section 409A, the Company and/or the Partnership may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company and/or the Partnership reasonably determines are necessary or appropriate to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; provided, however, that before the Company and/or the Partnership adopts any such amendment to this Agreement or policy (excluding for this purpose a policy that applies generally to plans or arrangements in addition to this Agreement), the Company and/or the Partnership will provide notice to the Executive reasonably in advance of adopting the amendment or policy of the need and appropriateness of such amendment or policy. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company and/or the Partnership or any of their respective affiliates, employees or agents.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

Jeffrey B. Berger

COMPANY

WEST COAST REALTY TRUST, INC.

By:
Name: Richard P. Bernstein
Title: Vice Chairman

PARTNERSHIP

WCRT OPERATING PARTNERSHIP, L.P.

By: West Coast Realty Trust, Inc., its sole general partner

By:
Name: Richard P. Bernstein
Title: Vice Chairman

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